Exhibit 10.7

AGREEMENT OF PURCHASE AND SALE

THE STANDARD LIFE ASSURANCE COMPANY OF CANADA (the “Purchaser”) hereby offers to purchase the Property and the Movables from STOCKERYALE CANADA INC. (the “Vendor”) at the Purchase Price and upon and subject to the terms and conditions hereinafter set forth.

1.	DEFINITIONS

In this Agreement, including the Schedules attached hereto, the words, phrases and expressions defined in this section 1 shall have the meanings hereinafter set forth:

(a)	“Acceptance Time” means 5:00 p.m. (Montréal time) on the 24th day of November, 2005;

(b)	“Additional Deposit” intentionally deleted;

(c)	“Agent(s)” means Avison Young Quebec Inc with reference to a Leasing Fee only;

(d)	“Agreement” means this agreement of purchase and sale and the use of the words “hereto”, “hereof, “herein”, “hereunder” or other similar expressions as used with reference to this Agreement mean or refer to this Agreement and all schedules attached to it;

(e)	“Assignment of Contracts and Warranties” means the assignment agreement in respect of the Contracts and Warranties in the form attached hereto as Schedule “G” to be executed by the Vendor and Purchaser upon Closing;

(f)	“Assignment of Leases” intentionally deleted

(g)	“Authority” means any government authority, body, agency or department, whether federal, provincial or municipal (and including any board of fire underwriters), having jurisdiction over the Property;

(h)	“Building” means the building(s) and all other structures, fixtures, equipment and ancillary improvements located on the Immovable but specifically excluding all fixtures, movables, improvements and equipment which are and remain the property of the Tenants under their respective Leases;

(i)	“Business Day” means any day other than a Saturday, Sunday, statutory, civic or bank holiday either in the City of Montreal;

(j)	“Closing” or “Closing Date” means the first Business Day that is thirty (30) days following the expiry of the Inspection Period, or such other date and time as the parties may mutually agree upon;

(k)	“Contamination” shall mean the presence of Hazardous Substances at or under the Property that may require remedy or reporting under any applicable law including, without limitation, Environmental Laws;

(l)	“Contracts” means the agreements, contracts and other commitments (other than the Leases) relating to the use, operation, servicing, maintenance, repair, or cleaning of the Property or the furnishing of supplies or services thereto from time to time;

(m)	“Deposit” means the Initial Deposit - together with all interest earned thereon;

(n)	“Documents for Inspection” has the meaning ascribed to it in section 5(b) hereof;

(o)	“Environmental Laws” means the Civil Code of Québec and all statutes, by-laws, regulations, rules, orders, permits and requirements concerning discharge to the air, soil, surface water or groundwater and concerning the refining, generating, handling, storing, treating, transferring, releasing, producing, processing, transporting or disposing of any waste or any Hazardous Substances;

(p)	“Estoppel Certificate” intentionally deleted;

(q)	“Hazardous Substances” shall mean, but is not limited to, any soil, liquid, gas, odour, heat, sound, vibration, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, liquid waste, industrial waste, toxic substance, hazardous waste or hazardous substance;

(r)	“Immovable” means all and singular the land and premises municipally known as 275 Kesmark Street Montreal (Dollard-des-Ormeaux), Quebec being more particularly described in Schedule “A” attached hereto together with any servitudes, easements, rights-of-way or privileges appurtenant or belonging thereto;

(s)	“Inducements” means any lease take-over costs, landlord’s work, allowances, unpaid leasing commissions (excluding commissions related to future renewal or expansion rights under a Lease unless such renewal or expansion rights have are exercised by a Tenant on or before Closing), obligations for tenants’ improvements, and other inducements payable in respect of a Lease;

(t)	“Initial Deposit” means the deposit to be made by the Purchaser pursuant to section 2(a)(i) hereof;

(u)	“Inspection Period” means the thirty (30) Business Day period commencing on the day following receipt by the Purchaser of all of the Project Documents and the Documents for Inspection;

(v)	“Lease” means the lease executed between StockerYale Canada Inc and The Standard Life Assurance Company of Canada as required as part of this Sale Leaseback transaction and attached to this Agreement as Schedule “C”.

(w)	“Movables” means the movables and equipment owned by the Vendor located on, incorporated or situated in, on, around or upon the Building or upon the Immovable being purchased in accordance with this Agreement, and includes, without limitation, all equipment, devices, or any other movables owned by the Vendor and located on the Immovable or in the Building and used exclusively in the operation and maintenance of the Property, excluding any movables and equipment owned by persons other than the Vendor, including the Tenants under their respective Leases;

(x)	“Permitted Encumbrances” means:

(i)	usual public utility or service servitudes or easements for the supply of public utilities or services to the Immovable or adjacent property, provided such servitudes or easements have been complied with and do not, in the opinion of the Purchaser, materially adversely affect the use or value of the Property;

(ii)	restrictions and covenants that run with the land provided the same have been complied with, but excluding any servitude which restricts the use which the Purchaser or a Tenant may make in respect of the Property;

(iii)	the Lease;

(iv)	the Contracts; and

(v)	those title matters set forth in Schedule “B” attached hereto;

(y)	“Project Documents” means, to the extent they are in the actual possession or control of the Vendor,

(i) a plan of survey or Certificate of Location for the Property prepared by a qualified surveyor which was prepared within the last two (2) years and which shows the building(s) and other improvements on the Immovable in their current configuration;

(ii) all “as built” plans, specifications, and drawings for the Property, including all architectural, structural, electrical and mechanical drawings, plans and specifications, and test results or reports from engineers, architects and others related to the Property;

(iii) copies of all of the leases; if any

(iv) intentionally deleted

(v) copies of all material agreements with, and permits and licences from, federal, provincial or municipal governments or owners of adjoining immovables relating to the development or operation of the Property and the construction of the Building other than those registered on title to the Immovable;

(vi) a list of and copies of all Contracts and Warranties;

(vii) copies of all environmental and building condition reports, audits, permits, orders and directives with respect to the Property;

(viii) a list of any Movables included in the Purchase Price located on the Property and leased or owned by the Vendor (or the manager of the Property) together with details of such ownership or lease;

(ix) a list of and copies of outstanding work orders, notices, directives and letters of non-compliance issued by any governmental or other authority affecting the Property, and copies thereof;

(x) copies of all fire and health inspection reports related to the Property;

(xi) intentionally deleted

(xii) - detailed annual operating statements for the Property for the most recent three (3) fiscal years and audited financial statements for the Property for the most recent three (3) fiscal years;

(xiii) intentionally deleted

(xiv) a detailed schedule showing all income other than rental income with respect to the Property;

(xv) intentionally deleted

(xvi) a list of all outstanding monetary and material non-monetary defaults under - the Contracts that are known to the Vendor;

(xvii) a list of all outstanding amounts payable by the Vendor with respect to any of the Leases, including unpaid real estate or leasing commissions (whether payable now or potentially payable in the future upon renewal or expansion), tenant inducements, tenant allowances, rent-free periods, rent abatement periods, lease take-over obligations and landlord performance of tenant improvement work;

(xviii) the budget for the Property for the current year and the next year, if available;

(xix) copies of any current property tax assessment notices and tax bills relating to the Property and details of any outstanding tax appeals and reassessments;

(xx) a detailed schedule showing all deferred expenses, current and past amortizing capital projects;

(xxi) any agreements with the Vendor’s suppliers; and

(xxii) intentionally deleted

(z)	“Property” means collectively the Immovable and the Building;

(aa)	“Purchase Price” has the meaning ascribed thereto in section 2(a) hereof;

(bb)	“Purchaser’s Solicitor” means the law firm of Fraser Milner Casgrain;

(cc)	“Requisition Date” means the date which is ten (10) days prior to Closing;

(dd)	“Tenants” means the tenants of the Property under the Leases and “Tenant” means any one of the Tenants;

(ee)	“Tenancy Schedule” intentionally deleted

(ff)	“Warranties” means the existing warranties and guarantees, if any, remaining in existence, for the initial construction or subsequent additions to or upgrading of the Immovable or the Building.

2.	PURCHASE PRICE

(a)	The purchase price for the Property shall be the sum of FOUR MILLION, ONE HUNDRED AND FIFTY THOUSAND CANADIAN DOLLARS ($4,150,000 Canadian) (the “Purchase Price”). The Purchase Price shall be payable as follows:

(i)	upon the Vendor’s acceptance of this offer, the sum of ONE HUNDRED THOUSAND CANADIAN DOLLARS ($100,000 Canadian) payable by certified cheque or bank draft to the Purchaser’s Solicitor, in trust, as a deposit (the “Initial Deposit”); and

(ii)	the balance of the Purchase Price to be paid by certified cheque or bank draft (if permitted by the Canadian Payments Association) drawn on one of the five largest Canadian chartered banks on the Closing Date, subject to adjustments as expressly provided herein.

(b)	The Deposit shall be placed in an interest bearing trust account until completion or other termination of this Agreement and the Deposit shall be held pending completion or other termination of this Agreement and will be credited toward the Purchase Price on Closing or otherwise disposed of as provided herein. If the transaction contemplated by the Agreement is not completed for any reason other than the breach or default of the Purchaser, the Deposit will immediately be refunded to the Purchaser.

3.	REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing Date:

(i)	Status and Authority The Vendor is a corporation duly existing under the laws of its incorporating jurisdiction and has the necessary corporate authority, power and capacity to own the Property and to enter into this Agreement and to carry out the transaction contemplated by this Agreement in the manner contemplated by this Agreement.

(ii)	Authorization The agreement of purchase and sale constituted on the execution and delivery of this Agreement and the obligations of the Vendor hereunder and the documents and the transaction contemplated herein have been duly and validly authorized by all requisite corporate proceedings and constitute legal, valid and binding obligations of the Vendor.

(iii)	No Default under Other Agreements Neither the execution of this Agreement nor its performance by the Vendor will result in a breach of any term or provision or constitute a default under the co stating documents or by-laws of the Vendor or any indenture, mortgage, hypothec, deed of trust or any other agreement to which the Vendor is a party or by which it is bound which has not been delivered to the Purchaser.

(iv)	No Litigation The Vendor has not received any written notice of any actions, suits or proceedings pending or threatened against or affecting the Vendor in relation to the Property or the occupancy or use of the Property by the Vendor or by the Tenants which could affect the validity of this Agreement or any transaction provided for in this Agreement or the right of the Purchaser from and after the Closing Date to own, occupy and obtain the revenue from the Property.

(v)	No Employees after Closing There are no employees employed in connection with the Property in respect of which the Purchaser will incur any liabilities whatsoever as a result of the completion of the transaction contemplated by this Agreement.

(vi)	No Trademarks There are no registered or unregistered logos, trademarks or trade names used in connection with the Property that are owned by the Vendor or of which the Vendor is a registered user.

(vii)	Compliance with Laws The Vendor has not received any work order, deficiency notice, notice of violation or other notice of non-compliance or notice requiring compliance regarding the Property or any part of the improvements thereon with any federal, provincial or municipal laws, by-laws, regulations, ordinances, codes and/or restrictions.

(viii)	No Consents to Transfer There are no consents necessary for the transfer, assignment and conveyance of the Property or the Movables to the Purchaser.

(ix)	Movables The Movables constitute all of the equipment, furnishings and fixtures used by the Vendor in connection with the Property and are free and clear of all liens and encumbrances.

(x)	Title to the Property The Property is legally owned by the Vendor with good and marketable freehold title. Such title is now, or will on Closing be, free and clear of all mortgages, hypothecs, liens, charges, encumbrances, restrictions, security interests, conditional sale agreements, leases and any other claims and interests whatsoever except for the Permitted Encumbrances.

(xi)	No Expropriation The Vendor has not received any notice of any proceeding with respect to or in connection with the expropriation or rezoning of the Property or any part thereof.

(xii)	No Options There are no options to purchase or rights of first refusal to purchase with respect to the Property or any part thereof that have not expired or been waived.

(xiii)	Disclosure of Environmental Reports Except as set out in the Project Documents, there are no environmental investigations, assessments or audit reports relating to the Property (including any Phase I, II or III environmental assessment reports) undertaken by the Vendor or any other reports of which the Vendor has knowledge which are in the possession or control of the Vendor.

(xiv)	Compliance with Environmental Laws

(A)	To the best of its knowledge and belief, the Property and all activities and conditions at the Property are in compliance with Environmental Laws.

(B)	The Vendor has not been notified by any Authority as to any contravention or possible contravention of Environmental Laws with respect to the Property or any adjoining property nor has the Vendor received any notice from any Authority requiring the Vendor to take any action in respect of a Hazardous Substance with respect to the Property.

(C)	The Vendor has not and will not up to the date of Closing engage in any activity or conduct, or cause or permit any condition, that would not be in compliance with Environmental Laws.

(D)	To the best of its knowledge and belief, no Contamination is present on the Property and the Vendor has not engaged, and is not aware of any other person who has engaged in, any activity or conduct that would cause or create any Contamination to the Property or any adjoining property.

(E)	None of the following are present at the Property and the Vendor has not engaged in any activity or conduct to cause any of the following to be present at the Property:

(aa)	polychlorinated byphenyls (“PCB’S”) or substances containing PCB’S;

(bb)	asbestos or materials containing asbestos;

(cc)	radon at levels deemed unacceptable by any health, labour or environmental authority of the Province of Quebec or the municipality where the Property is located or the Government of Canada;

(dd)	urea formaldehyde foam insulation; or

(ee)	underground storage tanks;

(F)	To the best of its knowledge and belief, the Property is not now and never has been insulated with urea formaldehyde foam insulation and that the Property does not now contain and never has contained friable asbestos materials.

(G)	The Vendor covenants to promptly advise the Purchaser if any notice of a Hazardous Substance on or under the Property or any claim alleging non-compliance with Environmental Laws is received after acceptance of the Offer.

(xv)	Residence The Vendor is a resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

(xvi)	Not Bulk Sale The sale of the Property and Movables pursuant to this Agreement does not constitute a sale in bulk for the purposes of any provincial bulk sales legislation.

(xvii)	Permitted Encumbrances in Good Standing To the best of the Vendor’s knowledge and belief, there is no material default nor is there any event that with the passage of time or the giving of notice would constitute a default existing in the performance or observance of the terms and provisions of the Permitted Encumbrances, each of which has been complied with in all material respects and is in good standing. The Vendor will use its reasonable efforts to obtain all consents, approvals and assumptions required under the Permitted Encumbrances in connection with the transaction contemplated by this Agreement on or before the Closing Date.

(xviii)	No Unregistered Agreements There are no unregistered agreements in respect of the Property or the Immovable other than the Leases, the Contracts and the other documents and agreements comprising the Project Documents.

(xix)	Taxes and Assessments All municipal taxes, charges, rates, development charges, special levies and assessments, school, water and garbage rates and charges that, if unpaid, would create a lien or charge on the Immovable are paid in full and will, if necessary, be adjusted as of the Closing Date.

(xx)	Local Improvement Charges As of the Closing Date, there will be no unpaid local improvement charges, development charges or special levies outstanding against the Property.

(xxi)	Construction Liens All amounts for labour and materials relating to the construction or repair of the Building or improvements of the Tenants undertaken by the Vendor have been fully paid and no one has a right to file a lien under any applicable construction lien legislation in respect of such construction or repair.

(xxii)	Leases On the Closing Date, the only lease-affecting the Property shall be the Lease-, executed between StockerYale Canada Inc. and The Standard Life Assurance Company of Canada as required as part of this Sale Leaseback transaction.

(xxiii)	Particulars of Leases intentionally deleted

(b) The Purchaser hereby represents and warrants to the Vendor that, as of the date of this Agreement and as of the Closing Date:

(i) Status and Authority The Purchaser is duly constituted and has the necessary corporate authority, power and capacity, to own the Property and to enter into this Agreement and to carry out the transaction contemplated by this Agreement in the manner contemplated by this Agreement.

(ii) Authorization Subject to Section 9(a), the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the obligations of the Purchaser hereunder and the documents and the transaction contemplated herein have been duly and validly authorized by all requisite proceedings and constitute legal, valid and binding obligations of the Purchaser.

(iii) GST Registration The Purchaser shall on Closing be a GST registrant under the Excise Tax Act (Canada) and shall receive title to the Property on Closing on its own account and not as agent for any other person.

(c) If either party learns of any change in circumstances or that any of the representations or warranties or any of the factual statements in this Agreement are untrue in any material respect, it will promptly notify the other party in writing of the foregoing. If, after the receipt of such written notice, any party completes the transactions contemplated by this Agreement, such party shall be deemed to have waived its right in respect of such representation or warranty or other such statement, the breach of which was known to it.

(d) The representations and warranties contained in this Agreement shall not merge on Closing but shall continue in full force and effect for the benefit of the party entitled thereto for a period of one (1) year following the Closing Date or three (3) years following the Closing Date if the representation or warranty is in respect of a Lease. The representations and warranties contained in this Agreement will cease to have effect one (1) year following the Closing Date or three (3) years following the Closing Date in respect of a Lease except to the extent that a claim has been made in writing to the other party in respect thereof prior to that date.

4.	VENDOR’S CONSENT TO RELEASE OF INFORMATION

The Vendor consents to the Purchaser making applications at the Purchaser’s sole expense for all requisite clearances, searches and enquiries to any Authority in respect of the Property and the Movables and the Vendor shall provide, at the request of the Purchaser, such reasonable written authorizations as may reasonably be required.

5.	REVIEW OF DOCUMENTS

(a) By no later than five (5) Business Days following the execution of this Agreement by both parties, the Vendor shall deliver the Project Documents to the Purchaser at the Purchaser’s offices for its examination, inspection and review.

(b) By no later than five (5) Business Days following the execution of this Agreement by both parties, the Vendor shall make available to the Purchaser for inspection (the “Documents for Inspection”) the following:

(i)	all certificates and other documents prepared by quantity surveyors or space planners with respect to the net rentable area of the Building and all leased premises comprised within the Building, setting forth the method of measurement and calculation;

(ii)	copies of all development permits, building permits, occupancy permits and other operating permits and licenses relating to the Property;

(iii)	current floor plans for the Building, showing the net rentable area of all leased premises comprised within the Property;

(iv)	all plans, specifications, drawings and other documents in connection with any possible future expansion or development of the Property;

(v)	copies of all insurance policies affecting the Property;

(vi)	intentionally deleted

(vii)	a list of any outstanding or threatened litigation, arbitration or mediation affecting the Property to which the Vendor is a party or in respect of which it has received notice.

(c) The Vendor shall make or arrange to be made photocopies of any Documents for Inspection as the Purchaser may reasonably request at the expense of the Purchaser.

(d) Contemporaneously with the delivery by the Vendor of the last of the Project Documents and Documents for Inspection pursuant to section 5 hereof, the Vendor shall deliver to the Purchaser a certificate signed by a senior officer of the Vendor confirming that the Project Documents delivered pursuant to section 5(a) and the Documents for Inspection made available pursuant to section 5(b) comprise all of the Project Documents and the Documents for Inspection, as the case may be.

(e) If for any reason the transaction is not completed, the Purchaser shall forthwith return to the Vendor all of the Project Documents and any other files and information made available to the Purchaser and any and all copies in respect thereof made by or on behalf of the Purchaser.

6.	PURCHASER’S INSPECTION PERIOD

(a) The Purchaser shall be allowed the Inspection Period to obtain or satisfy itself in its sole and absolute discretion, by all such investigations as the Purchaser deems necessary, as to:

(i)	the condition, state of repair, sufficiency of construction, compliance with applicable statutes, regulations, laws and by-laws of any and all Authorities having jurisdiction in respect of the Property, and all physical, structural, mechanical, electrical and environmental aspects of the Property and Movables;

(ii)	the zoning and all relevant land use planning legislation, by-laws and regulations and other governmental legislation, by-laws, and regulations with respect to the use and development of the Property; and

(iii)	the Project Documents and the Documents for Inspection, including the Leases and the financial information relating to the Property.

(b) During the Inspection Period, the Purchaser shall be entitled to conduct all investigations and inspections in respect of the Property during normal business hours, upon reasonable prior notice to the Vendor and in accordance with the Vendor’s reasonable requirements. Any such investigations or inspections by the Purchaser shall be commenced and completed during the Inspection Period. Provided, however, and without limiting the foregoing, during the Inspection Period and thereafter until the Closing Date the Purchaser shall be entitled to enter upon the Property at its own risk and expense upon obtaining the prior approval of the Vendor, and in the presence of a representative of the Vendor and for such purpose the Vendor at its cost and expense shall make itself and its representative available to the Purchaser at all reasonable times on reasonable prior notice.

(c) All inspections, investigations and tests carried out by the Purchaser or its representatives shall be carried out as expeditiously as possible at the Purchaser’s sole cost, expense and risk and in accordance with the inspection rights and notice provisions contained in the respective Leases for each of the Tenants. The Purchaser covenants that all such investigations and inspections will be conducted at times and in such manner so as to not materially interfere with the operation of the Property and the Tenants. The Vendor will be entitled to have a representative present during all such tests and inspections.

(d) Any damage caused to the Property as a result of the Purchaser’s entry upon the Property, or any part thereof, or any activities carried out by the Purchaser or its representatives in respect of the Property, or any part thereof, shall be promptly repaired by the Purchaser. The Purchaser shall indemnify and save harmless the Vendor from all actions, costs, liabilities and damages resulting from the Purchaser’s entry and the activities carried out by the Purchaser or its representatives relating to its inspection of the Property pursuant to this or any other section of this Agreement.

(e) Intentionally deleted

(f) The Purchaser shall keep all information obtained in respect of the Property and the Vendor’s business thereon in strict confidence and shall only make the same available to the Purchaser’s employees, agents, professional advisors and prospective financiers in strict confidence and on a “need-to-know” basis.

7.	PURCHASER’S OPTIONS DURING THE INSPECTION PERIOD

(a) During the Inspection Period, the Purchaser shall have the option by notice given in writing to the Vendor to:

(i)	terminate this Agreement (notwithstanding any intermediate acts or negotiations) and the Initial Deposit shall be returned to the Purchaser without deduction; or

(ii)	notify the Vendor of its dissatisfaction with or disapproval of any of the matters and/or documents referred to in section 6; or

(iii)	notify the Vendor that it is satisfied with all matters and/or documents referred to in section 6.

(b) If the Purchaser fails to deliver any notice referred to in section 7(a), the Purchaser shall be deemed to have delivered the notice referred to in section 7(a)(i) and the Initial Deposit shall be returned to the Purchaser without deduction.

(c) If the Purchaser delivers the notice referred to in section 7(a)(ii) which:

(i)	the Vendor is unable or, in its sole and absolute discretion, unwilling to remedy, and which the Purchaser will not waive, then this Agreement shall be terminated and the Initial Deposit shall be returned to the Purchaser without deduction; or

(ii)	the Vendor is willing to undertake to remedy on or before Closing or such other date mutually agreed upon by the parties, or give a credit to the Purchaser with respect thereto on the statement of adjustments, then the Purchaser shall, subject to such undertaking, be deemed to have agreed to proceed with the purchase and sale transaction in accordance with the terms of this Agreement, to assume on Closing the Vendor’s obligations under the Contracts.

(d) If the Purchaser delivers the notice referred to in section 7(a)(iii), the Purchaser shall be deemed to have agreed to proceed with the purchase and sale transaction in accordance with the terms of this Agreement, to assume on Closing the Vendor’s obligations under the Contracts.

8.	DELIVERIES ON CLOSING

(a) On or before the Closing Date, the Vendor shall deliver to the Purchaser the following:

(i)	A good and valid transfer of the Property from the Vendor in favour of the Purchaser, in register able form (except for any land transfer/mutation tax affidavits, if applicable);

(ii)	The certificate referred to in section 9(f);

(iii)	A Statement of Adjustments, which the Vendor shall deliver to the Purchaser at least five (5) Business Days prior to the Closing Date;

(iv)	The Lease executed by the Vendor;

(v)	The Assignment of Contracts and Warranties executed by the Vendor;

(vi)	All master keys (and duplicate keys, if any), for all locks in the Building which are in the Vendor’s possession or in the possession of its property manager;

(vii)	A bill of sale for the Movables, if applicable;

(viii)	Original executed copies (to the extent available) of all the Contracts and the Leases as well as the tenant correspondence files and copies of all other Project Documents;

(ix)	An undertaking to readjust all of the items contained in the Statement of Adjustments, if necessary;

(x)	A notice to all Tenants and, where required, to the other parties to the Contracts, advising of the sale of the Property;

(xi)	An assumption agreement in the form and as referred to in section 8(d)(iv) hereof;

(xii)	The statutory declaration of the Vendor contemplated by section 14 hereof;

(xiii)	intentionally deleted

(xiv)	Originals of such documents as the Purchaser may reasonably require such as tenant files, warranties and contracts related to the Property, to the extent they are in the Vendor’s possession or control; and

(xv)	Such further and other documentation relative to the completion of this transaction as may reasonably be required by the Purchaser and/or the Purchaser’s Solicitor.

(b) All documents to be executed and delivered by the Vendor to the Purchaser on Closing shall be in form and substance satisfactory to the respective solicitors for the Purchaser and the Vendor, both acting reasonably.

(c) On Closing, the Vendor will deliver to the Purchaser the Movables and vacant possession of the Property, subject to the rights of the Tenant- under his respective Lease-.

(d) On the Closing Date, the Purchaser shall deliver to the Vendor the following:

(i)	A certified cheque or bank draft payable to the Vendor (or as the Vendor may in writing otherwise direct) in the amount of the balance of the Purchase Price in accordance with section 2(a)(ii);

(ii)	The Lease executed by the Purchaser;

(iii)	The Assignment of Contracts and Warranties executed by the Purchaser;

(iv)	An assumption agreement in form reasonably satisfactory to the Vendor, its solicitors and any other party entitled to or required to approve the form thereof, pursuant to which the Purchaser assumes the obligations of the Vendor contained in the Contracts, Leases and other agreements or contracts entered into in accordance with section 21 hereof and which contains the indemnities referred to in section 13 hereof;

(v)	The certificates referred to in sections 8(e)(iii) and 10(b);

(vi)	An undertaking to re-adjust all of the items contained in the Statement of Adjustments, if necessary; and

(vii)	Such further documentation relative to the completion of this transaction as the Vendor or its solicitors may reasonably require.

(e) With respect to goods and services tax (“GST”) payable pursuant to the Excise Tax Act (Canada) and Québec sales tax (“QST”) payable pursuant to the Taxation Act (Québec) [collectively, the “Acts”] the parties covenant and agree that, if on Closing, the Purchaser shall be a registrant for purposes of the Acts, then:

(i)	the Vendor shall not collect GST or QST from the Purchaser in respect of this transaction and the Purchaser shall file returns and remit such GST and/or QST to the applicable governmental authority(ies) when and to the extent required by the Acts;

(ii)	the Purchaser shall indemnify the Vendor and hold the Vendor harmless from any liability under the Acts arising because of breach of the obligations of the Purchaser set out in this section or arising under the Acts, together with all loss, costs and expenses resulting from such breach; and

(iii)	the Purchaser shall provide a certificate and indemnity in the form set out in Schedule “D” on Closing confirming its GST and QST registration number under the Acts;

failing which, the Purchaser shall pay to the Vendor on Closing the GST and QST payable by the Purchaser with respect to this transaction and the Vendor shall remit such GST and QST to the applicable governmental authority(ies) in accordance with the Acts. The obligations of the Purchaser and the Vendor under this section 8(e) shall survive the Closing of this transaction and shall not merge.

(f) All documents to be executed and delivered by the Purchaser to the Vendor on Closing shall be in form and substance satisfactory to the respective solicitors for the Purchaser and the Vendor, both acting reasonably.

9.	PURCHASER’S CONDITIONS PRECEDENT TO CLOSING

The obligation of the Purchaser to complete the transaction contemplated by this Agreement on Closing shall be subject to the conditions set forth in this section 9. These conditions are for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser, in its sole discretion, by written notice to the Vendor.

(a) On or before the expiration of the Inspection Period, the applicable senior officers of the Purchaser shall have approved the transaction contemplated by this Agreement.

(b) Intentionally deleted

(c) On or before the Closing Date, all consents, approvals and assumptions required under the Permitted Encumbrances or under any other agreement affecting the Property in connection with the transaction contemplated by this Agreement shall have been obtained and delivered to the Purchaser or entered into by all necessary parties.

(d) On the Closing Date, the title to the Property shall be a good and marketable freehold title, free and clear of all hypothecs, mortgages, liens, charges, encumbrances, restrictions, leases and any other claims and interests whatsoever except for the Permitted Encumbrances.

(e) On the Closing Date, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed at the times contemplated herein.

(f) On the Closing Date, the representations and warranties of the Vendor set out in section 3(a) hereof shall be true and accurate with the same effect as if made on and as of the Closing Date and the Vendor shall have delivered to the Purchaser a certificate of the Vendor executed by a senior signing officer of the Vendor dated as of the Closing Date to this effect.

(g) No adverse change shall have occurred with respect to the Property or the Movables, including the legal, physical and financial aspects of the Property and/or the Movables since the date of last inspection thereof by the Purchaser.

(h) No notice has been received and remains outstanding from any Authority advising of any defects in the construction of the Building or relating to non-compliance with any applicable building restriction, by-laws or other regulations or ordinances, and no work order or active file shall be outstanding from any department of government requiring repairs, alterations, modifications or demolition of the Building or with respect to fire protection or prevention devices in the Building, except as has been disclosed to and expressly accepted in writing by the Purchaser.

(i) On or before the Closing Date, the Lease shall be executed between the Vendor and the Purchaser as required as part of this Sale Leaseback transaction.

(j) Any existing management agreement with respect to the Property between the Vendor and the manager of the Property shall be terminated by the Vendor on or before the Closing Date at the sole cost and expense of the Vendor and evidence of such termination shall be provided by the Vendor to the Purchaser on the Closing Date.

(k) If so required, the parties shall have either obtained an Advance Ruling Certificate under Section 102 of the Competition Act (Canada) or shall have filed all notices and information required under Part IX of the Competition Act (Canada) and have satisfied any outstanding requests for additional information from the Director of Investigation and Research appointed under the Competition Act (Canada) (the “Director”), and the applicable waiting periods and any extensions thereof shall have expired and the parties shall have received written notice from the Director to the effect that he is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal.

10.	VENDOR’S CONDITIONS PRECEDENT TO CLOSING

The obligation of the Vendor to complete the transaction contemplated by this Agreement on Closing shall be subject to the conditions set forth in this section 10. These conditions are for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor, in its sole discretion, by written notice to the Purchaser.

(a) All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed at the times contemplated herein.

(b) On Closing, the representations and warranties of the Purchaser set out in Section 3(b) hereof shall be true and accurate with the same effect as if made on and as of the Closing Date and the Purchaser shall have delivered to the Vendor a certificate of the Purchaser dated as of the Closing Date to this effect.

(c) If so required, the parties shall have either obtained an Advance Ruling Certificate under Section 102 of the Competition Act (Canada) or shall have filed all notices and information required under Part IX of the Competition Act (Canada) and have satisfied any outstanding requests for additional information from the Director, and the applicable waiting periods and any extensions thereof shall have expired and shall have received written notice from the Director to the effect that he is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal. The legal costs and disbursements and the fees associated with compliance with the Competition Act (Canada) shall be borne entirely by the Purchaser.

11.	NON-SATISFACTION OF CONDITIONS

If by 5:00 p.m (Montréal time) on the applicable date referred to in Sections 9 and 10, the party having the benefit of the condition has not given notice to the other party that the condition has been satisfied or waived, such condition shall be deemed not to have been satisfied or waived and this Agreement and the respective obligations of the parties shall be terminated but without prejudice to any right or remedy which either party may have resulting from a breach of this Agreement. All conditions to be satisfied on Closing shall be deemed to be satisfied or waived if Closing occurs. The waiver of any condition hereunder shall not remove or diminish the obligations, covenants, representations or warranties of the Vendor and the Purchaser.

12.	EXAMINATION OF TITLE

Title to the Property and the Movables included in the Purchase Price shall be examined by the Purchaser at its sole expense and the Purchaser is not to call for the production of any title deeds or abstracts of title other than those in the Vendor’s possession or under its control.

13.	INDEMNITY

(a) The Vendor shall indemnify and save the Purchaser harmless from any and all claims, costs, disputes or other actions arising pursuant to the Leases, Contracts or any other agreements or contracts entered into in accordance with section 21 of this Agreement in respect of any matter therein which has occurred or relates to a period prior to the Closing Date.

(b) The Purchaser shall indemnify and save the Vendor harmless from any and all claims, costs, disputes or other actions arising pursuant to the Leases, Contracts or any other agreements or contracts entered into in accordance with section 21 of this Agreement in respect of any matter therein which occurs or relates to a period from and after the Closing Date. Any security deposits delivered by the Vendor to the Purchaser on the Closing Date pursuant to section 8(a)(iv) hereof shall be held in trust by the Purchaser for the benefit of the Tenants to whom such security deposits are allocated by the Vendor and the Purchaser shall indemnify the Vendor therefore, which indemnity shall survive the Closing Date of this transaction.

14.	INCOME TAX ACT (CANADA)

The Purchaser shall be credited towards the Purchase Price with the amount, if any, which it shall be necessary for the Purchaser to pay to the Canada Revenue Agency in order to satisfy the Purchaser’s liability or obligation in respect of tax payable or monies subject to being withheld by the Vendor under the non-residency provisions of the Income Tax Act by reason of the transactions contemplated hereunder. The Purchaser shall not claim such credit if the Vendor delivers, on Closing, the prescribed certificate or its statutory declaration that it is not then a non-resident of Canada.

15.	TITLE TO THE IMMOVABLE

The Purchaser shall be allowed until the Requisition Date to investigate the Vendor’s title to the Property, to satisfy itself that there are no outstanding work orders or deficiency notices affecting the Property, that its present use may be lawfully continued and that the Building may be insured against risk of fire and to submit any valid objections to title. If within that time any valid objection to title, work orders, deficiency notices, unlawful use or insurability is made in writing to the Vendor, which the Vendor shall be unwilling or unable to remove and which the Purchaser will not waive, this Agreement shall, notwithstanding any intermediate acts or negotiations in respect of such objections, be null and void and the Deposit and interest accrued thereon shall be returned to the Purchaser forthwith without deduction. Except for any valid objections so made on or before the Requisition Date and except for any objection going to the root of title, the Purchaser shall be deemed to have accepted the Vendor’s title to the Property, provided that the Purchaser shall retain the right to make valid objections to title and shall not be deemed to have accepted the Vendor’ s title to the Property to the extent that any document or instrument is registered against title to the Property after the Purchaser has completed its search of title or to the extent that any work order or deficiency notice is issued with respect to the Property before the Closing Date.

16.	CLOSING OF THE TRANSACTION

(a) This transaction shall be completed at the offices of the Vendor’s Solicitor at 10:30 a.m. (local time where the Property is located) on the Closing Date on which date possession of the Property is to be given to the Purchaser, subject to the Leases and the Contracts, and the Purchaser shall be entitled to receipt of the rents and profits thereafter except as herein otherwise provided.

(b) In the event that the Closing Date is on a date on which the Registry Office in respect of which the Property is located is not open for registration of documents, the Closing Date shall be the next day on which such office is open for such purposes.

(c) Monies payable upon Closing by the Purchaser shall be made payable to the Vendor’s Solicitor, in trust. Such monies together with the Deposit shall be held in trust for the Vendor by the Vendor’s Solicitor until confirmation of the registration of the deeds of sale in the Index of Immovables at the relevant Registry Office without intervening entries. The said monies will be invested on a daily interest basis and the interest will accumulate from the Closing Date in favour of the Vendor. If, following the Closing, there is an adverse intervening entry, the Purchase Price shall be withheld until such entry is discharged and cancelled to the Purchaser’s satisfaction. If such discharge and cancellation has not occurred within thirty (30) days of the Closing Date, the Purchase Price shall be returned to the Purchaser with interest and the Property shall be retroceded to the Vendor.

17.	ADJUSTMENTS

(a) The Vendor and the Purchaser shall adjust the Purchase Price as of the Closing Date in respect of the following items (including GST, where applicable), insofar as such items are applicable to the Property, with the intent that the Vendor shall be responsible for all expenses and entitled to all revenues derived from the Property for the period prior to the Closing Date and the Purchaser shall be responsible for all expenses and shall be entitled to all revenues in respect of the Property as of and after the Closing Date:

(i)	all current monthly rents (including minimum, percentage (if any) and additional rent) and other monthly recoveries and operating expense recoveries, if any, payable under the Leases;

(ii)	security deposits and prepaid rents (and interest earned thereon or due to Tenants, if any) paid to and held by the Vendor pursuant to the Leases;

(iii)	municipal taxes and local improvement rates and charges;

(iv)	utility and fuel accounts;

(v)	any amounts payable under the Contracts;

(vi)	accrued liabilities and accounts payable relating to the ownership, operation and management of the Property; and

(vii)	unless otherwise expressly provided for or set out in this Agreement, all other items reasonably capable of, and usually the subject of, adjustment in connection with the ownership, operation and management of properties similar to the Property.

(b) Rental arrears and other recoveries, which have accrued prior to the Closing Date, shall remain the property of the Vendor. In the event that any current rents for the month of Closing have not been paid by a Tenant who has not previously been in default and such rental arrears do not exceed the current month rental payment, then the Vendor shall be credited with the amount of such current rent to the Closing Date, which amount shall be held by the Vendor’s Solicitor in an interest bearing account for a period of no more than forty-five (45) days and such amount and interest accrued shall be released to the Vendor if such rental arrears are paid to the Purchaser by the Tenant within such period of time and if not, such amount and accrued interest shall be paid to the Purchaser and the Purchaser shall assign its rights to the rental arrears to the Vendor. Any payments received from the Tenants of the Property after the Closing Date by the Purchaser shall be applied first to any rents or other recoveries accruing or owing after the Closing Date, and secondly, as to any excess, to the arrears of rent or other recoveries which have accrued and are outstanding prior to the Closing Date.

(c) If the final cost or amount of any item which is to be adjusted under this section 17 cannot be determined as of the Date of Closing, then, an initial adjustment for such item made at the Closing shall be estimated by the Vendor acting reasonably and bona fide on the basis of the best evidence available to the Vendor at Closing as to what the final cost or amount of such item will be. In each case, when the actual cost or amount is finally determined, the Vendor or the Purchaser, as the case may be, shall, within thirty (30) days of determination, provide a complete written statement thereof to the other and within thirty (30) days thereafter the parties shall make a final adjustment as of the Closing Date in respect of the item in question. Provided, in any event, all re-adjustments in respect of the Purchase Price pursuant to this section 17 shall be completed by no later than one year following the Closing Date.

(d) All right, title and benefit to any municipal tax appeals and reassessments and any rebates or reassessment of municipal taxes for the Property shall be transferred and assigned by the Vendor to the Purchaser on Closing.

(e) For any post-Closing rental receipts, the Vendor shall receive and hold all rental cheques for the Property in respect of the period after Closing in trust for the Purchaser and shall endorse in favour of the Purchaser and deliver to the Purchaser all such rental cheques forthwith upon receipt.

(f) Insurance premiums shall not be adjusted as of the Closing Date, but insurance shall remain the responsibility of the Vendor until the Closing Date, and thereafter the Purchaser shall be responsible for placing its own insurance.

(g) The Vendor shall not be entitled to any adjustment for any Inducements, if any, pursuant to any Leases entered into prior to the date of execution of this Agreement and the Vendor shall be responsible for the payment of all such Inducements and completion of any work relating thereto, at the Vendor’s expense. To the extent that any amount payable in respect of any such Inducements remain unpaid as of Closing or in the event that a Tenant under a Lease is entitled to a rent-free period or a rent abatement period during a period after Closing, an adjustment shall be made in favour of the Purchaser in respect of such amounts in the Statement of Adjustments. The Purchaser shall permit access to the Building to the Vendor at all reasonable times so as to allow the Vendor to complete any work respect of any Inducements; this covenant shall survive the Closing. All payments and obligations in respect of any such Inducements arising or incurred pursuant to any Leases entered into after the date of execution of this Agreement and approved or deemed approved by the Purchaser in accordance with section 21 hereof shall be borne by and shall be the responsibility of the Purchaser.

18.	BUILDING RISK

Until Closing, the Building shall be and remain at the risk of the Vendor and the Vendor shall hold all policies of insurance, if any, in trust for the parties hereto, as their interests may appear. In the event of damage to the Building before Closing with proceeds of insurance in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), the Purchaser shall have the right to elect to either (a) complete the transaction without regard to such damage and the insurance proceeds shall be payable to the Purchaser as a credit against the Purchase Price (with adjustment for the deductible, if any) or (b) or cancel this Agreement, whereupon the Purchaser shall be entitled to the return of the Deposit and this Agreement shall be null and void. If the proceeds of insurance shall be ONE HUNDRED THOUSAND DOLLARS ($100,000.00) or less, the transaction shall be completed without regard to such damage and the insurance proceeds shall be payable to the Purchaser as a credit against the Purchase Price (with adjustment for the deductible, if any).

19.	TAXES AND FEES

The Purchaser shall be responsible for the payment of all provincial sales taxes, all registration fees and all land transfer or mutation taxes, if applicable, payable in connection with the transaction contemplated herein and the cost of registration of the transfer. Subject to the foregoing, each party shall pay its own legal fees with respect to this transaction.

20.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement. Any tender of documents or money hereunder may be made upon the solicitors acting for the party on whom tender is desired and it shall be made by a negotiable, certified cheque (where permitted by the Canadian Payments Association) drawn on one of the five largest Canadian chartered banks or by wire transfer.

21.	OPERATION OF PROPERTY

The Vendor shall operate and manage the Property to the Closing Date in the normal course, as would a prudent owner of a comparable property located in the municipality where the Property is located. The Vendor shall not after the execution of this Agreement by both parties, enter into or give commitments either verbally or in writing with respect to any lease, renewal of lease, agreement to lease, option to lease, licensing agreement, assignment, sublease or surrender of lease relating to the Property without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or unduly delayed. The Purchaser shall be deemed to have given such approval if it does not respond to the Vendor’s request therefor within four (4) Business Days. The Vendor shall advise the Purchaser of any material change in respect of any of the matters relating to the representations and warranties made by the Vendor in this Agreement, as soon as reasonably possible after it becomes aware of it.

22.	ENTIRE AGREEMENT

It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement, the Property, the Leases, the Contracts, or the Tenants or in respect thereto or supported hereby other than as expressly provided herein in writing. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, whether made by the Vendor, Purchaser or any agent of either party, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modifications, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

23.	ASSIGNMENT OF AGREEMENT

This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Purchaser may, by notice in writing to the Vendor given at least ten (10) days prior to Closing, direct the Vendor to convey title to the Property on Closing to a nominee of the Purchaser.

24.	NOTICES

Whenever any notice, approval or consent is required to be given hereunder, it shall be in writing and personally delivered or sent by fax as follows:

If to the Purchaser at:	The Standard Life Assurance Company of Canada
2045 Stanley St. 12th Floor Montreal, Quebec H3A 2V4
	Attention:	Gary Aggett
	Fax Number:	(514) 925-7325

If to the Vendor at:	StockerYale Canada Inc.
275 Kesmark Street
Dollard-Des-Ormeaux, Quebec
H9B 3J1
	Attention:	Controller
	Fax Number:	(514) 685-4143

Any such notice sent by fax shall be deemed to have been received on the first Business Day following the date of transmission (provided confirmation of transmission was received by the sender of the fax). Each of the Purchaser and the Vendor may by notice in writing to the other from time to time designate any other address or fax number to which the notices to it may be sent.

25.	BUSINESS DAY

In the event that any date established by or in accordance with this Agreement or any date of termination of a period of time set forth or referred to in this Agreement shall fall upon a non-Business Day, then such date shall be deemed to be the next following Business Day.

26.	APPLICABLE LAW

This Agreement is to be governed by the laws of the Province where the Property is located and the laws of Canada applicable therein.

27.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which, once executed and delivered, will together constitute one and the same instrument.

28.	EXTENSION OF CLOSING

In the event any valid issue is raised with respect to the Vendor’s title or the Agreement, the Purchaser may, at its option extend the Closing Date for a period or periods of time not exceeding thirty (30) days, in total in an attempt to resolve such issue. If the Vendor is unable to resolve any such issue by the expiry of the extension period or periods and the Purchaser is not prepared to waive the resolution of the issue, the Purchaser may terminate this Agreement.

29.	COMMISSION

The Purchaser represents and warrants that no agent or broker (other than the Agent) has a mandate to act on behalf of the Purchaser in respect of this transaction, that no agent or broker (other than the Agent) negotiated or was instrumental in negotiating or consummating the Offer, and that no agent or broker (other than the Agent) introduced the Purchaser to the Property.

30.	ACCEPTANCE BY VENDOR

This offer must be accepted by the Vendor by the Acceptance Time. Such acceptance must be delivered to the Purchaser on or before the Acceptance Time otherwise this Agreement shall be null and void. This offer may be accepted by fax at the following number: (514) 925-7325 provided a duly executed original follows by overnight courier.

31.	English Language

This Offer has been prepared in the English language by the mutual consent of all parties involved. The deed of transfer and all other documents relating to the transaction contemplated by this Offer shall also be prepared in the English language. Cette offre a été rédigéé en anglais avec le consentement mutuel de toutes les parties en cause. L’acte de vente et tous les autres documents prévus par ce contrat devront également étre rédigés en anglais.

DATED this 22nd day of November 2005.

THE STANDARD LIFE ASSURANCE COMPANY OF CANADA

Per:	/s/ MICHELINE FREDETTE
Name:	Micheline Fredette
Title:	Senior Legal Counsel

Per:	/s/ DENNIS WONG
Name:	Dennis Wong, authorized Officer of Standard Life

We have authority to bind the corporation

ACCEPTED this          day of November 2005

STOCKERYALE CANADA INC.

Per:	/s/ MARK W. BLODGETT
Name:	Mark W. Blodgett
Title:	President

Per:
Name:
Title:

I/We have authority to bind the corporation.